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                                                                   Exhibit 8.1

                       INTERNAL REVENUE SERVICE LETTERHEAD


                                 April 15, 1998

Mr. Victor W. Breed
Corporate Director of Finance
Penwest, Ltd.
P.O. Box 1688
Bellevue, Washington 98009



Distributing          =       Penford Corporation
                              a Washington corporation
                              EIN:  91-1221360

Controlled            =       Penwest Pharmaceuticals Co.
                              a Washington corporation
                              EIN:  91-1513032

Subsidiary            =       Penford Products Company

Business A            =       food and paper chemicals

Business B            =       development of pharmaceutical ingredients and
                              technology

Advisor C             =       David L. Babson & Co.

Advisor D             =       Wellington Management Company, LLP

E                     =       7,260,316

F                     =       25,000,000

State X               =       Washington


Dear Mr. Breed:

     This is in reply to your letter dated October 28, 1997, requesting rulings on the federal income tax consequences of a proposed transaction. Additional information


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was submitted in letters dated February 20, February 27, March 23, and April 3,
1998. The information submitted for consideration is summarized below.

     Distributing is an accrual basis State X corporation engaged in Business A through Subsidiary, a wholly owned subsidiary. Distributing has issued and outstanding E shares of common stock. The Distributing shares are publicly traded.

     Advisor C and Advisor D are investment advisors and each holds more than 5 percent of the outstanding Distributing common stock on behalf of their clients. None of the clients of Advisor C or Advisor D own 5 percent or more of the Distributing stock. Advisor C and Advisor D have each filed Schedule 13G, indicating they are passive investors in Distributing.

     Controlled is an accrual basis State X corporation engaged in Business H. Controlled has one class of common stock outstanding, all of which is held by Distributing. Controlled will have outstanding employee stock options that, if exercised, would represent approximately 15 percent of the Controlled stock.

     Financial information has been submitted which indicates that Distributing's Business A and Controlled's Business B each have had gross receipts and operating expenses representative of the active conduct of a trade or business for each of the past five years.

     Controlled stated it needs additional capital for Business B. Controlled proposes to raise the funds through a public offering of Controlled stock. Controlled's investment banker submitted analysis showing that the proposed transaction would enhance the stock offering. In addition, the investment banker described how the proposed transaction would enhance the stock offering in comparison to alternatives to the proposed transaction.

     Accordingly, in order to enhance the offering of the Controlled stock, Distributing proposed the following transaction:

     (i) Distributing will transfer its entire interest in certain Business B assets, including trademarks and license agreements, and other miscellaneous assets to Controlled. In addition, Distributing will cancel the intercompany indebtedness owed by Controlled to Distributing. No ss. 38 property will be transferred to Controlled by Distributing. All of the assets held by Distributing and Controlled are related to their respective businesses.

     (ii) Controlled will issue up to 20 percent of its stock in the public offering, raising approximately $F. Controlled will also issue stock options to its employees (the "Controlled Options").


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     (iii) Distributing will distribute the Controlled stock, pro rata, to its shareholders. Distributing will provide administrative services to Controlled and Controlled will sell products to distributing after the transaction. Except for amounts owed in connection with these continuing transactions, Controlled will not be indebted to Distributing after the distribution.

     The following representations have been made in connection with the proposed transaction:

     (a) No part of the consideration distributed by the distributing corporation will be received by a shareholder as a creditor, employee, or in any capacity other than that of a shareholder of the corporation.

     (b) The five years of financial information submitted on behalf of the distributing corporation is representative of the corporation's present operations, and, with regard to such corporation, there have been no substantial operational changes since the date of the last financial statements submitted.

     (c) Immediately after the distribution, at least 90 percent of the fair market value of the gross assets the distributing corporation will consist of the stock and securities of Subsidiary, a corporation that is engaged in the active conduct of a trade or business as defined in ss. 355(b)(2) of the Code.

     (d) Following the transaction, the controlled corporation will continue the active conduct of its business, independently and with its separate employees, and the distributing corporation, through Subsidiary, will continue the active conduct of its business, independently and with its separate employees, except that for a transition period, the controlled corporation will utilize the services of the distributing corporation for certain administrative operations. The controlled corporation will pay the distributing corporation fair market value for such services consistent with amounts that would be paid to a third party.

     (e) The distribution of the stock of the controlled corporation is carried out for the following corporate business purposes: (i) to permit the managements the distributing and controlled corporations to focus on their respective core businesses; (ii) to improve the near term earnings of the distributing corporation by eliminating from the distributing corporation's results of operations the expenses associated with developing the controlled corporation's Business B;
          (iii) to permit the financial community to focus separately on the distributing corporation and the controlled corporation; and (iv) to enable the controlled


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          corporation to have greater access to capital to finance its business.
          The distribution of the stock of the controlled corporation is motivated, in whole or substantial part, by these corporate business purposes.

     (f) There is no plan or intention by any shareholder who owns 5 percent or more of the stock of the distributing corporation, and the management of the distributing corporation, to its best knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder of the distributing corporation to sell, exchange, transfer by gift, or otherwise dispose of any stock in either the distributing or controlled corporation after the transaction.

     (g) There is no plan or intention by either the distributing corporation or the controlled corporation, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the transaction, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30.

     (h) There is no plan or intention to liquidate either the distributing or controlled corporation, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation after the transaction, except in the ordinary course of business.

     (i) The total adjusted bases and the fair market value of the assets transferred to the controlled corporation by the distributing corporation each equals or exceeds the sum of the liabilities assumed by the controlled corporation plus any liabilities to which the transferred assets are subject; and the liabilities assumed in the transaction and the liabilities to which the transferred assets are subject were incurred in the ordinary course of business and are associated with the assets being transferred.

     (j) The distributing corporation neither accumulated its receivables nor made extraordinary payment of its payables in anticipation of the transaction.

     (k) The intercorporate indebtedness owed by the controlled corporation to the distributing corporation arose in the ordinary course of business and will be forgiven prior to the distribution of the controlled corporation stock.

     (l) Immediately before the distribution, items or income, gain, loss, deduction, and credit will be taken into account as required by the


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          applicable intercompany transaction regulations. Further, the distributing corporation's excess loss account, if any, with respect to the controlled corporation stock will be included in income immediately before the distribution.

     (m) Payments made in connection with all continuing transactions between the distributing and controlled corporations, will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

     (n) No two parties to the transaction are investment companies as defined in ss. 368(a)(2)(F)(iii) and (iv).

     (o) Taking into account the shares of the controlled corporation to be issued in the public offering and all options to acquire controlled corporation stock, treating such options as exercised, the distributing corporation's shareholders will continue to hold more than 50 percent of the stock of both the distributing and controlled corporations after the distribution of the stock of the controlled corporation.

     (p) The distributing corporation will distribute the controlled corporation stock within 6 months of the public offering or within 3 months of receipt of a favorable ruling letter from the Internal Revenue Service, whichever is later.

     (q) The sum of the shares of the controlled corporation to be issued in the public offering and the stock issued upon the exercise of Controlled Options that are issued in the transaction (as described in step (ii), above) and are exercised prior to the distribution will not exceed 20 percent of the stock of the controlled corporation.

     Based solely on the information submitted and representations set forth above, we hold as follows:

     (1) The transfer by Distributing to Controlled of the Business B assets, solely in exchange for the stock of Controlled, followed by the distribution of the Controlled stock to all of the shareholders of Distributing, as described above, will be a reorganization within the meaning of ss. 368(a)(1)(D) of the Code. Distributing and Controlled will each be "a party to a reorganization" within the meaning of ss. 368(b).

     (2) No gain or loss will be recognized to Distributing upon the transfer of assets to Controlled in exchange for Controlled stock, as described above (ss.ss. 361(a) and 357(a)).


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     (3)  No gain or loss will be recognized to Controlled on the receipt of the assets in exchange for all of the Controlled stock (ss. 1032(a)).

     (4) The basis of the assets received by Controlled will be the same as the basis of such assets in the hands of Distributing immediately prior to the transfer (ss. 362(b)).

     (5) The holding period of each asset received by Controlled from Distributing will include the period during which that asset was held by Distributing (ss. 1223(2)).

     (6) No gain or loss will be recognized to the shareholders of Distributing upon the receipt of the Controlled stock (ss. 355(a)(1)).

     (7) No gain or loss will be recognized to Distributing upon the distribution of all of Controlled's stock, as described above (ss. 361(c)(1)).

     (8) The aggregate basis of the Distributing stock and the Controlled stock in the hands of each shareholder of Distributing immediately after the distribution will be the same as the basis of the Distributing stock held by such shareholder immediately before the distribution, allocated in proportion to the fair market value of the shares in accordance with ss. 1.358-2(a)(2) of the Income Tax Regulations (ss. 358(a)(1) and ss. 358(b)(2)).

     (9) The holding period of the Controlled stock received by the shareholders of Distributing will, in each instance, include the holding period of the Distributing stock with respect to which the distribution will be made provided that such Distributing stock is held as a capital asset on the date of the exchange (ss. 1223(l)).

     (10) As provided in ss. 312(h) of the Code, proper allocation of earnings and profits between Distributing and Controlled will be made in accordance with ss. 1.312-10(a) of the Regulations.

     No opinion is expressed concerning the federal income tax treatment of the proposed transactions under other provisions of the Code or Regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions that are not specifically covered by the above rulings.

     This ruling is directed only to the taxpayer who requested it. Section 6110(j)(3) of the Code provides that it may not be used or cited as precedent.


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     A copy of this letter should be attached to the Federal Income Tax Returns of the taxpayers involved for the taxable year in which the transaction covered by this ruling letter is consummated.

     In accordance with the power of attorney on file in this office, copies of this letter are being sent to your authorized representatives.

                                          Sincerely yours,

                                          Assistant Chief Counsel (Corporate)


                                          By:  /s/ Charles Whedbee
                                             --------------------------------
                                          Charles Whedbee
                                          Senior Technical Reviewer, Branch 5


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                       INTERNAL REVENUE SERVICE LETTERHEAD


                                 July 13, 1998

Mr. Victor W. Breed
Corporate Director of Finance
Penwest, Ltd.
P.O. Box 1688
Bellevue, Washington 98009



G                         =   26

H                         =   20 to 30 million


Dear Mr. Breed:

     This is in reply to a letter from your authorized representative, dated May 22, 1998, requesting that we supplement our letter ruling dated April 15, 1998 (PLR-119958-97) (the "Prior Letter Ruling"). Additional information was submitted in a letter dated July 9, 1998. The information submitted for consideration is summarized below. Capitalized terms retain the meaning assigned to them in the Prior Letter Ruling.

     In its request for a supplemental letter ruling, the taxpayer describes a change in market conditions since the Prior Letter Ruling was issued. The taxpayer's investment banker analyzed these market conditions and recommended revising the order of the steps of the proposed transaction in order to enhance the stock offering.

     Accordingly, the taxpayer proposes the following revised transaction:

     (i) Distributing will transfer its entire interest in certain Business B assets, including trademarks and license agreements, and other miscellaneous assets to Controlled. In addition, Distributing will cancel the intercompany indebtedness owed by Controlled to Distributing. No ss. 38 property will be transferred to Controlled by Distributing. All of the assets held by Distributing and Controlled are related to their respective businesses.

     (ii) Controlled will enter into a loan agreement with a bank to borrow funds as interim financing for Controlled. The funds will be repaid at the end


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     of G months or upon the receipt of proceeds from the stock offering described in paragraph (iii), whichever occurs first. Distributing will then distribute the Controlled stock, pro rata, to its shareholders. Distributing will provide administrative services to Controlled and Distributing will sell products to Controlled after the transaction. Except for amounts owed in connection with these continuing transactions, Controlled will not be indebted to Distributing after the distribution.

     (iii) Within 12 months of the date of the distribution of the stock of Controlled by Distributing, Controlled will issue up to 20 percent of its stock in the public offering, raising approximately $H. Controlled will also issue stock options to its employees (the "Controlled Options").

     Representations (p) and (q) of the Prior Letter Ruling are deleted.

     Based upon the information and representations submitted with the original and supplemental ruling requests, we reaffirm the rulings set forth in the Prior Letter Ruling.

     No opinion is expressed concerning the federal income tax treatment of the proposed transactions under other provisions of the Code or Regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions that are not specifically covered by the above rulings.

     This supplemental letter ruling is directed only to the taxpayer who requested it. Section 6110(j)(3) of the Code provides that it may not be used or cited as precedent.

     A copy of this letter should be attached to the Federal Income Tax Returns of the taxpayers involved for the taxable year in which the transaction covered by this supplemental letter ruling is consummated.

     In accordance with the power of attorney on file in this office, copies of this letter are being sent to your authorized representatives.

                                            Sincerely yours,

                                            Assistant Chief Counsel (Corporate)


                                            By:  /s/ Charles Whedbee
                                            ------------------------------------
                                            Charles Whedbee
                                            Senior Technical Reviewer, Branch 5


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